Exhibit 23.4


                    [letterhead of DeGolyer and MacNaughton]


                               February 13, 1997


Triton Energy Limited
Caledonian House
Mary Street
P.O. Box 1043
George Town
Grand Cayman, Cayman Islands

Triton Energy Corporation
6688 North Central Expressway
Suite 400
Dallas, Texas 75206

Gentlemen:

          We hereby consent to the incorporation by reference from Triton Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K"), of certain data from our report dated February 12, 1996, entitled "Appraisal Report as of December 31, 1995 on Certain Properties in Colombia owned by Triton Colombia Incorporated" and the specific references to our firm under the caption "Properties--Reserves" in
Item 2 of the Form 10-K in the Registration Statement of Triton Energy Limited and Triton Energy Corporation (the "Companies") on Form S-3 (the "Registration Statement") relating to an offering of the Companies' securities to be filed in February 1997.

          We further consent to the references to our firm and inclusion of certain data from our report dated February 13, 1997, entitled "Appraisal Report as of December 31, 1996 on Certain Properties in Colombia owned by Triton Colombia Incorporated" under the captions "The Company--Recent Developments--Reserves" and "Experts" in the Registration Statement.
Our estimates of reserves, however, for the Cusiana and Cupiagua fields have been aggregated in the Registration Statement with other Colombian reserves for which we have not prepared estimates.

                                           Very truly yours,


                                           /s/ DeGolyer and MacNaughton
                                               DeGOLYER and MacNAUGHTON